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SPACInsider Podcast – Jay Jackson – Transcript 12/7/2022

The following is a transcript of a podcast recording by SPACInsider that was made available to the public beginning at 7:30 AM Eastern time on December 7, 2022. While every effort has been made to provide an accurate transcription, there may typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. East Resources Acquisition Company (“ERES”)  believes that none of these are material.

Nicholas Clayton:

Hello, and welcome to another SPACInsider podcast, where we bring an independent eye in interviewing the targets of SPAC transactions and their SPAC partners. What is your life insurance policy worth while you're still living? It may seem like a strange question, but the answer is frequently more than you would expect. I'm Nick Clayton, and this week my colleague, Marlena Haddad and I speak with Abacus Life President and CEO, Jay Jackson.

Abacus Life has made a business of buying consumer life insurance policies for upfront payments and holding them until maturity. To help bring this particular kind of transaction more into the mainstream, Abacus Life announced a $618 million combination agreement with East Resources Acquisition Company in August. He explains how these policies can be bundled together to create uncorrelated assets that are attractive to institutions for hedging and why he sees a SPAC deal as the right way to fuel the growth of Abacus Life's model. Take a listen.

So Jay, just to start off, I can say that I personally was totally unaware that there was such a liquid secondary market for life insurance policies, and I think the same is likely the case for many of our listeners. So just when did this first come onto your radar as a major opportunity?

Jay Jackson:

Sure, it really came onto my radar, it goes back to the early 2000s, is really when you first started to see how this market was evolving. And, like any new markets, you have some shakeout in the beginning where you have people that are trying to figure it out and then you're waiting. And at the time I was working with the family office and we were looking to invest in non-correlated assets. And we were introduced to this asset, yet at the time, we were just getting comfortable with what it was. At the time, if you go back to the early 2000s, the way you participated in insurance was through either insurance linked securities, a longevity contract issued through reinsurance companies, those types of financial instruments. And then we were introduced to this through someone in the insurance business who had said, "Hey, are you aware you can pick up this contract effectively on the front end, not have to buy the risk from the reinsurance company at X yield, but in fact you could buy the risk from the consumer?"

And initially we had our own reservations going, "Well gosh, is this legal? Is this something that we can legally do?" As an investor, the last thing we wanted was this mindset of, "Oh my gosh, there's this 80 year old woman who potentially wasn't told all the information, she sold her policy, and then something happens, and then we face some sort of liability or headline risk." And what was great about this business specifically is we've seen a large amount of growth happen since 2004, really key marketing in about 2015. When over that, let's

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SPACInsider Podcast – Jay Jackson – Transcript 12/7/2022

say 11 year time period, regulatory really came in and it became regulated in nearly every state. If you go to 2005, there were two states that regulated the transaction, whereas 2015 and '16, nearly every state had some sort of regulatory in relationship to someone selling their life insurance policy. And so when that happened, you really started to see a lot more institutional acceptance.

Because the tragedy here is that most people have no idea that their policy has a current net present value, and that net present value, on average, just Abacus, our company, paid on average over eight times of what the value would've been had they just simply let the policy go. In insurance terms, that's called a lapse, but it's a massive industry, it's $13 trillion of individual life insurance in force. What's stunning and staggering is that 90%, or nine out of 10 life insurance policies will never pay a claim. It's obviously a great business, it shouldn't be a shock why most insurance companies have the biggest building in nearly every city. When you think about it, you issue 13 point a half trillion dollars of paper and you collect premiums on it, and yet only 10% of it will you expect to pay a claim off. And I think that that really resonates with people in the sense that people just don't realize that. They just are like, "Oh my gosh, I have no idea that A, the market was that big. But B, so much of it never pay."

Nicholas Clayton:

Yeah, definitely. And so in terms of your own growth, I mean you mentioned you kind of got started in 2004, how did you approach this new real market and new asset class as it was going? Were you tracing geographically the states where it was opening up and kind of following the regulations there?

Jay Jackson:

Sure. It's a great question. And as the market grew, that's what was happening. But frankly, the states that led regulation were population driven by seniors anyways. So it was going to be the states that you were going to lean towards. For example, Florida has been truly a leader in regulatory of this transaction. And the main piece of regulatory here is that if you're going to be able to acquire and purchase a policy like Abacus, you have to go through a very strict licensing process, audits every year, reviews every year by that state, and that's every individual state. And then each individual state has their own documents that are issued with their own disclosures to make sure that there are lots of consumer protection.

So it started in the larger states, effectively, Florida, New York, and California, Texas, and then most of the other states after that adopted some sort of regulation. But the challenge that it represented for a number of companies was that now you had to go and get what 50 individual state licenses to operate and do this, whereas many states require deposits and bonding and you're regulated. And so it became quite cumbersome for the typical investor just to come in and say, "Oh, I want to buy a single policy in the state without having the proper licensing to do so." So it led to a bit of a concentrated origination strategy with a number of companies kind of leading the path.

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SPACInsider Podcast – Jay Jackson – Transcript 12/7/2022

Marlena Haddad:	And what would you say are some of the main reasons that someone would decide to sell their life insurance policy?
Jay Jackson:

Sure. It's twofold, really. What really happens with life insurance is that most of the time when someone turns age 75, they start to look at their lives a little bit differently, not just in life insurance, but what else do they do? They look at their homes different, and so they tend to downsize. They might look at their financial situation and say, "Gosh, do I need all of this type of life insurance coverage? Because my heirs, or my children, when I originally took the policy out, when maybe they were 50 or 55 or 60 are now maybe 45 and 50 years old, what do they need a million or two million or three million or five million worth of coverage for?" And so many times what people will do is they'll say, "Gosh, I don't need that much coverage, I'm going to simply let that policy go." Because when you get to that point in your decision process, what else are you going to do with that policy?

If you don't really need it for your state plan anymore, and it's already served its purpose, what are your financial options? Traditionally it's been, "Oh, I'll just effectively let it go, I'll stop paying premiums." And that happens to the tune of effectively 90% of the time. Our message is quite simple, if you do that, you're leaving potentially an [inaudible 00:07:05] on the table. Well, where does that multiple come from? It's a simple solve of net present value. What we do is just like personalized medicine, we come in and we underwrite their life insurance policy and their health as though it were today. And we say, "You're 75 years old, you would be expected to use this coverage for the next effectively 14 years to age 89." And we utilize very similar but more advanced underlying mortality tables and data to help give them more accurate data, and not just for their life insurance, but their financial planning for their own longevity. And then we do a simple solve for net present value.

All we do is really simple. We say, "Hey, if you have a million dollar policy, it may not be worth, effectively nothing, so don't just stop paying the premiums. Today's net present value could be $250,000, we'll take over future premium payments and we'll pay you the net present value of 250 today." In 14 years, it's worth a million, because that's effectively when the mortality event might occur. But today, it's not worth zero, right? Your life insurance policy is an asset that you own.

For example, when people fill out the application on the life insurance policy, the first section that they complete, it's titled owner, and it's because you own the contract, just like your home or any other asset that you have which is supported by a 1911 Supreme Court ruling. And in Grigsby v. Russell, what they said was, was that life insurance is in fact personal property which can be sold and transferred to a third party. The challenge we face is that nobody's aware that this can really happen. Our market amidst this 13 trillion industry, we figured in our market, our target in our market, those over the age of 65, there's about 233 billion per year that lapses, which is a staggering number. Our entire industry only picked up about four billion of that. So we have this massive addressable market with a long run room to go...

PART 1 OF 4 ENDS [00:09:04]

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SPACInsider Podcast – Jay Jackson – Transcript 12/7/2022

Jay Jackson:

We have this massive addressable market with a long run room to go, very high barrier to entry that's focused on education, which took us back to, "Well, why would we consider logically using a [inaudible 00:09:12] or going public?"

Marlena Haddad:	Got it. And then just how big is the market for these policy assets. And what portion of it is actively traded?
Jay Jackson:

Sure. The market's significant, but let's think about what we're comparing it to. Right? So, if you think about the market itself in new, what we would say, is newly purchased policies, that means that we purchased them within the past year, that comes out to right about $4 billion per year of new contracts that we as an industry will purchase every year. And then we aggregate those into larger tranches. Effectively, they look and feel like a laddered bond portfolio. The difference being is that the underlying asset itself, our counterparty is an A+-rated carrier, but the underlying asset itself is effectively non-correlated to any other market indices. Right? So, it doesn't matter what the S&P does or any other bond entity. Here I've got an A-rated type of product that's uncorrelated. And so, there's a very high demand institutionally for this.

The issue isn't a matter of saying, "Hey, how liquid is our market?" which I think you're asking a little bit. It's very, very liquid. We have far excess cash than we have to be able to buy policies. Most institutions are looking to access this asset right now. It's kind of a perfect storm for us. Right? One, we have ultimately a seller or a holder of a contract that in a recessionary environment or inflationary environment is seeking liquidity, and they didn't even know that they had this liquid option in their life insurance policy. And then second to that, I've got an uncorrelated asset in a very volatile market with nearly double digit yields.

Nicholas Clayton:

Yeah. And that's what I wanted to get to next, is your process, effectively. I mean, do you advertise directly to the policy holders, or are you picking up a large portion of these policy assets that are already sort of floating in that secondary market?

Jay Jackson:

Yeah. We are the actual originator, so our focus for origination is mainly driven in two areas, first and foremost by insurance agents and financial advisors. So, over the last 20 years, we have really built this business brick by brick by sourcing, educating, working with financial advisors, also working at a national account level to educate the natural compound of their firms that this is a compliant regulated transaction. Education is our lead drive. Then, after that, we will do marketing directly to consumers, but with the idea that we're trying to push them back towards their financial advisor. Our belief is that they should have a financial advisor or some sort of consultant involved in this transaction, and we source a majority of our policies utilizing either their insurance agent or their financial advisor.

Nicholas Clayton:

Kind of moving to the next stage of that, what sort of systems do you have in place for deciding which policies do you want to acquire and which ones you want to want to hold to maturity versus trading on to other buyers?

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SPACInsider Podcast – Jay Jackson – Transcript 12/7/2022

Jay Jackson:

Sure. What we developed was utilizing all the analytics to help establish where we determined risk to be. As great as these contracts are, as one risk is in fact longevity risk or extended duration. Unlike a traditional fixed income instrument where you have a set end date or maturity date. Here, that date could fluctuate. It could be in front of your estimate or it could be, in fact, longer. And so, because of that volatility is why you ultimately have a higher yield.

And what we determine is, is that we built in-house proprietary data systems that can very quickly assess that risk almost instantly, and it heat maps that risk into eight different categories. And to make it really simple, what we do is, is that we put that risk tranche just like you would with any other kind of credit tranche or specialty finance tranche, and then we look at that and we say, "Okay, this tranche possesses higher risk, and therefore..." What we mean by risk is extension risk, and therefore, that risk should be better suited for a larger portfolio.

Most of our partners, not all of them, are very large financial institutions that you would all know very, very well and utilize this asset for a variety of things. Right? To offset some of their duration. But because it's essentially an uncorrelated asset, it fits really well [inaudible 00:13:17] a number of very large credit strategies. It just depends on the duration and structure that they have left of their PE funds. So, we will take a percentage of those assets, hold it on our own balance sheet, and then we'll take another percent of that aggregate and we'll effectively tranche and resell those pools of policies back into larger institutions.

And that percentage will change based upon what the timing of the market and the actual capital that we have coming into the market. Our premise is, though, is that we're able to utilize all of this because of our origination platform. If we can increase the awareness and knowledge to consumers that this financial option exists for them, it really opens up how much more we could do to meet the capital needs that we have that want to come into the market. Right? Right now, there's massive excess capital coming into the market, and so we're more than likely going to trade more tranches than we would hold on our balance sheet to meet that capital demand.

Marlena Haddad:

Got it. And then, just looking at your materials, you had a great first half of the year in terms of increasing revenue, but even more so on returns. So, what changed in your approach to account for that swing?

Jay Jackson:

Yeah. We are also working with a number of institutions that are looking to aggregate larger pools of assets. So, it's a very good point because what we see and where we sit as the origination company, which is where Abacus is, we're really at the center of this entire industry in the sense that when we aggregate a pool or tranche of policies, we'll aggregate those through our own origination machine, these have all been recently underwritten, and then we put those together in tranches. And then we'll either resell or hold those. But then there's another large piece of our business where we work specifically with other

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institutions, so that institution who owns a large book of policies will in fact come to us, we will re-underwrite that book, and then we'll sell that book on their behalf. And when that happens, we don't really have any capital out, so our ROE on that's going to be substantially higher.

So, we've seen a significant uptick in the institution to institution piece of our business, and it's mainly because we have, again, this excess capital that's trying to access the market where they're more comfortable with where the yields are that they can take on this kind of asset because it's uncorrelated, because we have such a great counterparty. And we're able to aggregate now larger pools and larger tranches for these institutions who want to come in with maybe 250, 500 million or even a billion dollars all at once. I can't originate that in the next 30, 60, 90 days when they want to allocate, but what I can do is work with other institutions and potentially package the right risk tranche for this new institutions. And effectively we're doing an institution to institution sale. And we've seen that uptick very significant this year, and I think that's driven by, like I said, more large institutions are trying to access our asset. And it puts us in really a terrific spot because this business and this trade is about information asymmetry, and Abacus sits at the center of that information portal.

Marlena Haddad:

And then, so we briefly touched upon this earlier, that insurance is normally such a regulation heavy market, but for the activity that you engage in with buying and selling these policy assets, can you dive a bit deeper as to what kind of regulatory structures you have to deal with at the state and then the federal level?

Jay Jackson:

So, there's two answers to that question, two different stages. There's the initial stage, which is the origination directly from seller of the policy, and that's a heavily regulated transaction. Each state documents are, in fact, approved by that state, and we have to go through an extensive process, including extensive background and due diligence on the seller, of the owner. We have beneficiaries sign off to ensure that the beneficiaries of the policy are aware that this transaction is occurring. We also have neurological sign off from their physician that says that they're of the right state of mind to be able to sign and sell this contract.

After that, once we own these contracts, it's... The contracts themselves are not a security, and so we're not subject to traditional SEC or FINRA regulations when we then take that tranche and resell it. One of the things that we found most appealing in going public was that because of that piece, this really opens up, I think, a lot of transparency to how we operate, how our business operates, how we work with other institutions, so that maybe it's still not regulated, but from an SEC perspective as a publicly traded company, it's going to give a lot of trust from other institutions to come in and purchase in this business. And that's what we're really trying to achieve here. As people learn more about this transaction, one of the things that people first think about is they go, "Gosh, I don't know how-

PART 2 OF 4 ENDS [00:18:04]

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SPACInsider Podcast – Jay Jackson – Transcript 12/7/2022

Jay Jackson:

Action. One of the things that people first think about is they go, "Gosh, I don't know how I feel about that. That makes me feel funny." And I always ask people the same question whenever I'm speaking to a group, I say, "You feel that way because you probably have a long life in front of you." Right? At least your perceived you do. You're a bit dislocated from your own mortality. Speak to someone who's 75 or 80. It's a much different mindset. Most of the time they're thinking, "Hey, I'm trying to plan for my estate and put those things together." And when we get to that point of understanding how mutually beneficial this is ultimately to the seller of the contract, more and more institutions are coming into the space. What we're able to do is to provide them a significant amount of comfort and data, and now transparency by being a public company.

Nicholas Clayton:

That transitions perfectly into what I wanted to get into next, which is just sort of as you've been building this business, how did you get to the point where you decided now actually is the right time for us to go public? And how did that sort of conversation lead you into this background as opposed to IPO or some other alternative funding options?

Jay Jackson:

Sure. We certainly looked at them and we had been in a large partnership with one of the largest top three private equity firms in the United States where we had a JV investment fund. And it was separately managed account that we ran on their behalf, and that we had been successfully doing that over the last three years. Prior to that, we were using our own capital to tranche and build these pools, and that was driven by scale. We went out and saw a much larger institutional capital partner to kind of drive that scale. And I give you that background just because it wasn't something that we thought, oh gosh, let's go public so that we could get scale. We already have scale. From our perspective, what really led into that decision and why didn't we just either stay private and work with a private equity firm or a large credit firm versus going public and/or working within a SPAC.

The SPAC we had looked at, and as we began the process, we had initially thought, yeah, let's just stick with a large PE firm, utilize their capital, stay private. But what we realized in that process is that the key driver for our success long term is to drive origination, to really drive consumer awareness that this opportunity exists. So for us, a SPAC was actually a logical choice because even in this podcast, I think that people are going to sit back and look and say, "Man, I had no idea about this market. It was correlated, it was so large, it was all those things." But it took us 20, 25 minutes to get there. Imagine if I went through a traditional IPO and I had 10 days to tell that story, no one would care. That in all honesty, no one would care. I have got effectively a company here with 18 years of consecutive net positive revenues. Massive barriers to entry at 20% market share, terrific year over year growth revenues, net revenues that everybody can be excited about.

We've managed an uncorrelated asset in a very volatile market. You would think people would care. They don't. What they cared about was that can they look at Abacus and can Abacus effectively be validated through either other people,

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other firms, other companies, and most importantly, be transparent as a public company. So when we were introduced to the sponsors of the SPAC, it made a lot of sense to us. From the sense of, one, I actually felt the timing was great for us as a SPAC. One, it was going to be uncrowded, and people kind of laugh when I say that. I'm like, yeah, it's true, it is uncrowded. But it was uncrowded for a company like ours, for all the reasons we just laid out. It made perfect sense that, gosh, here's this company with years of consecutive revenue. I think about what SPACs are originally designed for, and they were built for a company like us. To really draw awareness, get the resources and expertise of a really good sponsor.

Sponsor in this SPAC is East Resources, sponsored by the Pegulas Family Office and Callodine Capital run by Jim Morrow, who had not only deep resources, but deep knowledge, huge experience in regards to public equity markets with Jim Morrow. So we picked up this terrific sponsor with a very favorable outlook for our company, and plus it gave us three or four months to really go out and tell this story and begin to get shareholders comfortable. I can tell you, since we made the announcement, we've seen a significant uptick just in our origination inquiries, which is what we wanted. We've seen 15 plus percent uptick of origination inquiries for people who are now interested in selling their policy. They didn't even know it existed or this opportunity existed for them. And it's because they feel like, oh, okay, you're a public company. There's some trust here.

And we're willing to expose our entire inner workings so that people could gain trust and that we could then hopefully increase our origination because of it. But that was the main driver for choosing a SPAC over a traditional IPO or even just remaining private with the PE. It was really to drive awareness so that people could understand this financial option existed and that they knew that we existed.

Nicholas Clayton:

Yeah, that kind of answers one of my other questions in that I'm just interested in. It's something that I hear a lot from companies that wind up partnering and combining with SPACs is just a big part of it is just how different that conversation becomes. An IPO roadshow where you're having to have so many different conversations just to get, and having actually very little control. It's not quite a full on direct negotiation process and all of that. The other thing that I think a lot of people look at when they look at SPAC transactions are, a year or two ago in the SPAC cycle, the way that many of these transactions would in some ways kind of verify themselves is the size of the pipe investment they would get attached to that. We've seen that the market for that has gotten way more difficult, and that's just the case of the macro environment and all of that.

But your materials note that you're looking to also raise about a hundred million in debt alongside the proceeds here. But it sounds like also the way that your business model works is you already have access to capital and ways of conducting these transactions with partnered capital, and taking a different role within that. So I'm just interested though, in general to get out there, how much

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does your business plan change depending upon what the final proceeds end up being here, and how does your process change if some of those other things become a little more difficult?
Jay Jackson:

Sure. We're fortunate in that even if with the amount of money still in the trust, if we anticipate that most of that either redeems, as we've seen in most SPACs from a pipe perspective, our approach in speaking to institutions within a pipe, most of them are already working with us. Because they want to acquire and own these tranches of policies for their own book of business. So we have a unique advantage where they're very familiar if they're not familiar with us, but for the most part, they are. They've transacted with our company. I think that from our perspective, even if we raise pipe capital or we don't, our business model doesn't really change. We're fortunate, again, in the sense that we're positive net revenue company regardless of whether how much money stays in or doesn't, or whether we raise pipe capital or not. What would happen is that if we did raise a significant amount, and we added a hundred million dollars in potential debt financing at the appropriate price, we would retain more policies on our balance sheet with that, and that would just drive our balance sheet assets up.

But if not, we would just continue to build our origination tranches, and then take those and then resell them institutions, which frankly there are institutions that would love us to continue that model so that their flow doesn't change. I think we were considering looking at a debt model because our assumption is, is that our origination's going to increase with this SPAC, and we already have. Once we close an IPO, we firmly believe we're going to see more origination from advisors, agents, state planning attorneys, who are now becoming aware of not just this liquidity option for their clients, but also Abacus. And the idea was, hey, we might want to have some more capital to pick that up on our own balance sheet because that could actually drive revenue even more.

Nicholas Clayton:

I was also really interested in how you mentioned the part of the discussion between staying private and going public is not only appearing more of a spotlight to this asset class, but also a little bit more transparency on some level as well. I'm curious, have you considered putting out some sort of public indicators about values here and kind of going that route as well?

Jay Jackson:

We are. In fact, I think in the first quarter, might even be as soon as January, we're going to launch an advertising campaign that is specific to that. One of the things that we have done is, is that we have taken all of the data that we've aggregated over the last 18 years that can help people price policies effectively, instantly, and we're giving it away. What we're saying to consumers are is that, let's remove the friction here and let's just produce knowledge. So we have an online policy value calculator that was originally designed for agents and advisors that were now making consumer-driven. And all they have to do is put in their age, gender, size of their policy-

PART 3 OF 4 ENDS [00:27:04]

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Jay Jackson:

And all they have to do is put in their age, gender, size of their policy and policy type, all basic things that they should know. And it would give them six outputs literally instantly that says, hey, depending on what your health profile might be, here's what your policy might be worth. And we're launching that advertising campaign in January. And in that process, what that will do is really educate people to your point to drive awareness and make it really, really simple for them. Because if you really look at the essence of what we are, yes, we're regulated and this origination company drives a lot of value ultimately for the person who wants to sell their policy. But we're also a fairly significant data company. And if we can use that data in more intelligent ways to not only remove friction in the transaction, but most importantly drive awareness and education, that's really what we're trying to do.

We rolled out a site called AGIQ, which is a lot of fun. Go on it. You can actually take a selfie. It'll tell you your biological age versus your current age. Some people, I tell them they should probably do it alone, but depends on what they're trying to do. But in addition to that, it tells people what their health span is versus their lifespan using all of this underlying underwriting data that we've been aggregating for the last 18 years.

And it's an important education tool because then you can make adjustments to that. Just like your credit score, you can come in and use a slider and say, well, what if I exercise more? What if I learn a second language? Or what if I increase my education or my income? We're going to put out an article here, I think in the next month or sooner speaking about how does this decline of or this volatility inflation of the market potentially decline of your net worth ultimately impact your lifespan? And it's significant. And we actually have the data to support that because we see it, right? That's how we underwrite kind of what we call the back end of that curve. And so utilizing that data in very positive ways, in an education way, I think adds a lot of visibility to what we can do and that awareness, the education, transparency, all the things that make people feel comfortable.

Marlena Haddad:	Right. And then just of going off of that, what are some of the other benefits that you're looking forward to leveraging from being publicly listed?
Jay Jackson:

Sure. I mean, outside of the awareness and driving new origination, I think after that it also comes down to are we able to lower our cost of capital over private sources? And that's definitely something that I think over time we're certainly looking forward to because quite frankly, that just benefits the seller of the policy. The lower cost of capital we have ultimately the higher offers that end up going to the consumer. And I think that's in a very important benefit that someone could realize just by us being public, having access to public markets, whether that be debt or other forms of credit that we can put together as a public company I think is substantial.

Marlena Haddad:	Definitely. And then do you see the potential to use M&A as a means of expanding your portfolio or capabilities?

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Jay Jackson:

Definitely it is. And I think we'll see some consolidation within our industry. There's some opportunity to consolidate, which would make the transaction itself certainly more efficient. And as a public company that will give us some opportunity and ability to actually do that without having to go out and necessarily raise a bunch of capital. We can do certainly different types of M&A and not just within life insurance. There's other types of products within what I would call the longevity space, annuities, et cetera, that I think that could be really interesting and that have and want to use and access our own data, including the life insurance companies.

Marlena Haddad:	And then we've seen a lot of new digital insurance and insure tech companies hit the public markets over the past few years. So how much is the technology changing in your slice of the market?
Jay Jackson:

Boy, it's really interesting. To not comment individually on any one of those opportunities that certainly came out, but a number of those opportunities that I can think of were trying to simplify an application process for someone getting new insurance. From our perspective, what we can do is say that we're a company that is going to be driven by a technology piece, but more if you think about where we'll be in technology, is we already have the data. Most technology's trying to use their technology to aggregate data. I already have it. Now, it's how do we deploy this in better and more intelligent ways?

For example, one of the things I think will happen from our point of view and by being a leader in the industry, we can actually derive it. And that is via blockchain within the contracts. And so taking blockchain and utilizing this entire contract process within a digital process. While doing that, what we can do is that now it makes the contract itself much more accessible to institutional investors and potentially any other investor.

And now you have a real proof of title trust that can be exchanged many times. So as you're looking at this contract, it looks and feels much more like a mortality driven zero coupon. And as you get closer to that end effective mortality date or close to that range of what that date is, you'll start to see the underlying accretion rate of that contract increase regardless of what we think that yield estimate to be. So from our perspective, InsureTech is generally driven around how do we drive volume and efficiencies on the front end, whereas the way we look at it is we have the data and then we're going to put additional technologies on it to make it more efficient. And it's such a big difference, right?

Because if you were to ask any large technology firm, what they would really want more than anything is our data. And what we're able to do is control our market, make sure that that data and that technology gets used in the most efficient way to do one thing, continue to drive awareness, origination. If I can make this so simple to where a consumer uses our calculator and then they say, would you like to sell your policy? And they click that button and then that afternoon they're wired the funds. That's the ultimate goal here. It's going to take time, but it can certainly be done.

Abacus Life Podcast	Page 11 of 12

SPACInsider Podcast – Jay Jackson – Transcript 12/7/2022

Nicholas Clayton:	Yeah, certainly. It doesn't sound like you're looking at the business as being your next step to just spend a whole bunch of money on New York subway ads.
Jay Jackson:

No, you probably won't see a stadium named after us. Any of the funds that we have are acquiring these great contracts, which is great. It goes right to our balance sheet. And I think to me, it's one of the things I'm most excited about as we... Somehow [inaudible 00:33:31] became a four letter word and it shouldn't, right? There are great companies like ours out there that can utilize this platform to go public, to drive awareness, lower cost of capital, find the right sponsor, kind of do it the way that I think that [inaudible 00:33:46] were potentially originally designed for three years ago.

Nicholas Clayton:

Totally. And so before I let you go, can you give us a quick update in terms of what you're looking at in terms of the timeline of this transaction? And you mentioned some of the exciting things coming out in Q1 in terms of some of your marketing and information tools you're putting out there, but anything else sort of exciting and around the bend for you?

Jay Jackson:

I think those are the most exciting for us. I'll be excited when we can close. I'll tell you that. In this environment, I think that it's certainly a tough road to plow on a short amount of time. And I think that gets understated, right? People think that [inaudible 00:34:20] is some easy route and it's not right. You have to go through today more than ever the same processes I feel that you would if you were just doing an IPO, the amount of scrutiny that's kind of being placed on this.

But in addition to that, timing wise things look I think very, very good for us. And I think it speaks volumes to who we are as a company by actually having earnings and a long term business model and data and all the things that people would want to see in a company. The utilizing this back process made the most sense for us. And we anticipate that when this closes, and I think that our last press public announcement we were talking about end of year, that's driven by our good friends at the SEC. So hopefully we remain friends, but we'll see. But things look good.

PART 4 OF 4 ENDS [00:35:15]

Abacus Life Podcast	Page 12 of 12

Forward-Looking Statements

This communication contains certain forward-looking statements within the meaning of the federal securities laws with respect to the transaction, including statements regarding the anticipated benefits of the transaction, the anticipated timing of the transaction, the future financial condition and performance of Abacus Settlements, LLC and Longevity Market Assets, LLC (together “Abacus”) and expected financial impacts of the transaction (including future revenue and pro forma enterprise value) and the platform and markets and expected future growth and market opportunities of Abacus. These forward-looking statements generally are identified by the words “believe,” “predict,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “scales,” “representative of,” “valuation,” “potential,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions or the negatives of these terms or variations of them. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are inherently subject to risks and uncertainties. These forward‐looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are beyond ERES’s or Abacus’s control, are difficult or impossible to predict and may differ from assumptions. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of ERES’s securities, (ii) the risk that the transaction may not be completed by ERES’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by ERES, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the requisite approvals of ERES’s stockholders and Abacus’s owners, the satisfaction of the minimum aggregate transaction proceeds amount following any redemptions by ERES’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the transaction, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement relating to the transaction, (vi) the effect of the announcement or pendency of the transaction on Abacus’s business or employee relationships, operating results and business generally, (vii) the risk that the transaction disrupts current plans and operations of Abacus, (viii) the risk of difficulties in retaining employees of Abacus as a result of the transaction, (ix) the outcome of any legal proceedings that may be instituted against Abacus or against ERES related to the merger agreement or the transaction, (x) the ability to maintain the listing of ERES’s securities on a national securities exchange, (xi) changes in the competitive industries in which Abacus operate, variations in operating performance across competitors, changes in laws and regulations affecting Abacus’s business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the transaction, and the ability to identify and realize additional opportunities, (xiii) risks related to the uncertainty of Abacus’s projected financial information, (xiv) current and future conditions in the global economy, including as a result of the impact of the COVID-19 pandemic, (xv) the risk that demand for Abacus’s life settlement and related offerings does not grow as expected, (xvi) the ability of Abacus to retain existing customers and attract new customers, (xvii) the potential inability of Abacus to manage growth effectively, (xviii) the potential inability of Abacus to grow its market share of the life settlement industry or to achieve efficiencies regarding its operating model or other costs, (xix) negative trends in the life settlement industry impacting the value of life settlements, including increases to the premium costs of life insurance policies, increased longevity of insureds, and errors in the methodology and assumptions of life expectancy reports, (xx) legal challenges by insurers relating to the validity of the origination or assignment of certain life settlements, (xxi) the enforceability of Abacus’s intellectual property rights, including its trademarks and trade secrets, and the potential infringement on the intellectual property rights of others, (xxii) Abacus’s dependence on senior management and other key employees, (xxiii) the risk of downturns and a changing regulatory landscape in the industry in which Abacus operates, and (xxiv) costs related to the transaction and the failure to realize anticipated benefits of the transaction or to realize estimated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions. The foregoing list of factors is not exhaustive.

Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should carefully consider the foregoing factors and the other risks and uncertainties which will be more fully described in the “Risk Factors” section of the proxy statement discussed below and other documents filed by ERES from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers of this communication are cautioned not to put undue reliance on forward-looking statements, and Abacus and ERES assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Abacus nor ERES gives any assurance that any of Abacus or ERES, or the combined company, will achieve expectations.

Additional Information About the Proposed Transaction and Where to Find It

This communication relates to the proposed transaction between ERES and Abacus. In connection with the proposed transaction, ERES has filed with the SEC a preliminary proxy statement on Schedule 14A (the “proxy statement”). ERES will also file other documents regarding the transaction with the SEC. Before making any voting decision, investors, security holders and other interested persons of ERES and Abacus are urged to read the proxy statement (including all amendments and supplements thereto), which is currently available, and all other relevant documents filed or that will be filed with the SEC in connection with the transaction as they become available because they will contain important information about the transaction. Investors, security holders and other interested persons will be able to obtain free copies of the proxy statement and all other relevant documents filed or that will be filed with the SEC by ERES through the website maintained by the SEC at www.sec.gov. The documents filed by ERES with the SEC also may be obtained free of charge upon written request to ERES at 7777 NW Beacon Square Boulevard, Boca Raton, Florida.

Participants in the Solicitation

ERES, Abacus and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from ERES stockholders in connection with the transaction. A list of the names of such directors and executive officers and information regarding their interests in the transaction are or will be contained in the proxy statement. You can find more information about ERES’s directors and executive officers in ERES’s Annual Report on Form 10-K for the year ended December 31, 2021, which ERES filed with the SEC on June 22, 2022. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, sale, or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act, or an exemption therefrom.